EXHIBIT 16.1

              [letterhead of Accounting & Consulting Group, L.L.C.]

February 3, 2003

Securities and Exchange Commission
Washington, D.C. 20549

Re: Alamogordo Financial Corp.
File No. 0-29655

Dear Sir or Madam:

We have read Item 4 of the Form 8-K of Alamogordo Financial Corp., dated February 3, 2003, and agree with the statements concerning our Firm contained therein.


Respectfully,

/s/ Marion Ledford, CPA

Marion Ledford, CPA
Accounting & Consulting Group, L.L.P.